UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (June 24, 2009)

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices)(Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed in our Current Report on Form 8-K filed on May 5, 2009, Energy Partners, Ltd. (the “Company”) entered into a binding term sheet with the Minerals Management Service (the “MMS”) on April 30, 2009 to establish terms for the Company to address its obligations owed to the MMS pursuant to the MMS order dated March 23, 2009 (the “MMS Order”). Pursuant to the term sheet, the Company was obligated to make payments totaling $36.1 million to the previously established trust account for the benefit of the MMS under the Decommissioning Trust Agreement dated December 23, 2008 among the Company, the MMS and JP Morgan Chase Bank, NA.

On June 11, 2009, the Company received a letter from the MMS requesting an additional $10.95 million in financial assurance based on the actual costs for partial and completed well plugging and abandonment associated with the Company’s federal leases in the East Bay field. On June 24, 2009, the Company advised the MMS that the Company will provide the additional $10.95 million by increasing its quarterly payments identified in the term sheet – such quarterly payments are presently contemplated to commence on October 31, 2009 – which would increase such quarterly payments from approximately $1.2 million to approximately $2.04 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2009

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
John H. Peper
Executive Vice President, General Counsel and Corporate Secretary